CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Amendment No. 1 to Form S-8 No. 333-60442) pertaining to the 2000 Stock Option Plan of Analex Corporation of our report dated February 13, 2004, with respect to the consolidated financial statements of Analex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, and of our report dated July 1, 2004 with respect to the financial statements of Beta Analytics, Inc. for the eleven months ended May 28, 2004 included in Analex Corporation's Form 8-K/A filed with the Securities and Exchange Commission.

                     /s/ ERNST & YOUNG LLP

McLean, Virginia
September 15, 2004